Exhibit 99.1

For Immediate Release	Contact:	Dave Farmer 508-293-7206 Farmer_dave@emc.com

EMC APPOINTS PAUL FITZGERALD AS

DIRECTOR EMERITUS; JAMES DiSTASIO JOINS

EMC BOARD OF DIRECTORS

HOPKINTON, Mass. – March 3, 2010 – EMC Corporation (NYSE:EMC) today announced the resignation of W. Paul Fitzgerald (69) from the EMC Board of Directors and his appointment as Director Emeritus, effective immediately. EMC also announced the election of James S. DiStasio (62) to the EMC Board, effective immediately. Mr. DiStasio is a retired partner of Ernst & Young LLP where he served in senior management roles for many years. He will also serve as a member of EMC’s Audit Committee.

“The entire EMC family extends its heartfelt gratitude to Paul for his many years of dedicated service, wisdom and friendship,” said Joe Tucci, EMC Chairman and Chief Executive Officer. “His judgment and integrity helped guide EMC in its evolution from a start-up to the global leader in information infrastructure products, services and solutions. We are pleased to have Paul remain as Director Emeritus given the deep understanding of our business that he acquired serving as our Chief Financial Officer and from almost 20 years on our Board.”

“As EMC positions itself to take advantage of what we believe is the most significant industry shift in IT history, we’re honored to welcome to the EMC Board a leader with Jim DiStasio’s credentials,” Tucci added. “Jim brings to EMC extensive financial, accounting and consulting expertise acquired over the course of his long and distinguished career. We look forward to benefitting from the wealth of management, operational and independent auditing experience Jim gained from working with global public companies across a wide range of industries.”

Mr. DiStasio spent over 38 years at Ernst & Young in various management positions, having been elected as a partner in 1977. He retired in 2007 as Senior Vice Chairman and Americas Chief Operating Officer. Mr. DiStasio currently serves as a member of the Board of Trustees of NSTAR Corporation.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

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